Exhibit 4.2

AIRGATE PCS, INC.
Issuer

AGW LEASING COMPANY, INC.
AIRGATE NETWORK SERVICES, LLC
AIRGATE SERVICE COMPANY, INC.
Guarantors

and

THE BANK OF NEW YORK
Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of January 25, 2005

To

The Indenture Dated as of February 20, 2004
By and Among AirGate PCS, Inc., AGW Leasing Company, Inc.,
AirGate Network Services, LLC, AirGate Service Company, Inc.,
and The Bank of New York, as Trustee,
Relating to $159,034,600 Aggregate Principal Amount of
9-3/8% Senior Subordinated Secured Notes due 2009

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of the 25th day of January, 2005, among AirGate PCS, Inc., a Delaware corporation (the "Issuer"), AGW Leasing Company, Inc., a Delaware corporation ("AGW"), AirGate Network Services, LLC, a Delaware limited liability company ("ANS"), AirGate Service Company, Inc., a Delaware corporation ("ASC" and, together with AGW and ANS, the "Guarantors"), and The Bank of New York, a New York banking corporation, as trustee (the "Trustee").

WHEREAS, the Issuer, Guarantors and the Trustee heretofore executed and delivered an Indenture, dated as of February 20, 2004 (the "Indenture");

WHEREAS, pursuant to the Indenture, the Issuer issued and the Trustee authenticated and delivered $159,034,600 aggregate principal amount of the Issuer's 9-3/8% Senior Subordinated Secured Notes due 2009 (the "Notes");

WHEREAS, Sections 9.2 and 9.6 of the Indenture provide that the Issuer, when authorized by Board Resolution, and the Trustee may amend the Indenture with the written consent of the Holders of not less than a majority in aggregate principal amount of the then outstanding Notes, subject to certain exceptions (none of which are applicable to the amendments (the "Amendments") contained in Section 2.01 of this Supplemental Indenture) specified in Section 9.2 of the Indenture;

WHEREAS, the Issuer and Alamosa Holdings, Inc. ("Alamosa") entered into an Agreement and Plan of Merger, dated as of December 7, 2004, pursuant to which the Issuer will merge with and into a direct wholly-owned subsidiary of Alamosa (the "Merger");

WHEREAS, under the Indenture, the consummation of the Merger would constitute a Change of Control and therefore would require that, following the consummation of the Merger, the surviving corporation in the Merger make a Change of Control Offer to purchase all of the Notes then outstanding at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase;

WHEREAS, pursuant to its Consent Solicitation Statement, dated January 11, 2005 (the "Consent Solicitation Statement"), the Issuer solicited consents of the Holders of the Notes to amend the definition of "Change of Control" so that the Merger does not constitute a "Change of Control" under the Indenture; as a result, neither the Company nor Alamosa would be required to effect a Change of Control Offer for the Notes in connection with the Merger;

WHEREAS, the Holders of not less than a majority in aggregate principal amount of the then outstanding Notes have duly consented to the Amendments set forth in this Supplemental Indenture in accordance with Section 9.2 of the Indenture;

WHEREAS, the Issuer has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) a copy of the Issuer's and Guarantors' Board Resolutions authorizing the execution, delivery and performance of this Supplemental Indenture, (ii) evidence of the written consent of the Holders set forth in the immediately preceding paragraph and (iii) an Opinion of Counsel and Officers' Certificate in compliance with and to the effect set forth in Section 9.6 of the Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration and notwithstanding any provision of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the Issuer, Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01    General. For all purposes of the Indenture and this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) the words "herein", "hereof" and "hereunder" and other words of similar import refer to the Indenture and this Supplemental Indenture as a whole and not to any particular Article, Section or subdivision; and

(b) capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE II
AMENDMENTS

SECTION 2.01    Amendments. The Indenture is hereby amended in the following respects:

(a) Change of Control

The definition of "Change of Control" contained in Section 1.1 of the Indenture is amended and restated in its entirety as set forth below.

"Change of Control" means the occurrence of any of the following:

(a) the sale, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of AirGate and its Subsidiaries taken as a whole to any "person," as such term is used in Section 13(d)(3) of the Exchange Act;

(b) the adoption of a plan relating to the liquidation or dissolution of AirGate;

(c) the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any "person," as defined above, other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of AirGate (or any direct or indirect parent thereof), measured by voting power rather than number of shares;

(d) the first day on which a majority of the members of the Board of Directors of AirGate are not Continuing Directors; or

(e) AirGate or any direct or indirect parent company thereof consolidates with, or merges with or into, any Person (other than Alamosa or an affiliate thereof), or any Person (other than Alamosa or an affiliate thereof) consolidates with, or merges with or into, AirGate or any direct or indirect parent company thereof, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of AirGate or such direct or indirect parent company thereof, is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of AirGate or such direct or indirect parent company thereof outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock, other than Disqualified Stock, of the surviving or transferee Person (or its ultimate parent Person) constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (or such ultimate parent Person) immediately after giving effect to such issuance.

Notwithstanding anything to the contrary contained in this Indenture, neither the Merger nor any of the transactions contemplated by the Merger Agreement shall constitute a "Change of Control."

Notwithstanding the foregoing, a "Change of Control" shall not occur under clause (e) above in the event AirGate (or any direct or indirect parent company thereof) merges or consolidates with a Sprint PCS Affiliate, if

(a) after announcement of the merger or consolidation but before consummation thereof,

(i) there shall not have occurred any downgrading nor shall any notice have been given (that is not subsequently removed prior to the consummation thereof) of any potential or intended downgrading of any rating of the Notes to a rating that is lower than the rating that existed or was indicated prior to the announcement of the merger or consolidation, in any case by a Rating Organization, that is not subsequently removed prior to such consummation;

(ii) there shall not have occurred any suspension or withdrawal of, nor shall any notice have been given of any potential or intended suspension or withdrawal of, any review (or of any potential or intended review) for a possible change that does not indicate the direction of the possible change in, any rating of the Notes (including, without limitation, the placing of any of the Notes on credit watch with negative or developing implications or under review with an uncertain direction) by any Rating Organization, in each case that is not subsequently removed prior to the consummation of such merger or consolidation;

(iii) there shall not have occurred any change, nor shall any notice have been given of any potential or intended change, in the outlook for any rating of the Notes to a rating that is lower than the rating that existed or was indicated prior to the announcement of the merger or consolidation, in any case by any Rating Organization, that is not subsequently removed prior to the consummation of such merger or consolidation; and

(iv) no Rating Organization shall have given notice that it has assigned (or is considering assigning) a rating to the Notes that is lower than the rating that existed or was indicated prior to the announcement of the merger or consolidation, that is not subsequently removed prior to such consummation;

(b) the Beneficial Owners of Voting Stock of AirGate or such direct or indirect parent company thereof prior to the merger or consolidation continue to be the Beneficial Owners of at least 35% of the outstanding Voting Stock of AirGate or such direct or indirect parent company thereof or the surviving or transferee Person (or its ultimate parent Person) after the merger or consolidation; and

(c) a majority of the members of the Board of Directors and the Chief Executive Officer, Chief Financial Officer and one additional "named executive officer" (as defined in Item 402(a)(3) of Regulation S-K under the Securities Act of 1933, as amended) of AirGate or such direct or indirect parent company thereof immediately prior to the merger or consolidation shall continue to serve in the same capacity or hold the same office, as the case may be, for AirGate or such direct or indirect parent company thereof or the surviving or transferee Person after the merger or consolidation.

(b) Continuing Directors

The definition of "Continuing Directors" contained in Section 1.1 of the Indenture is amended and restated in its entirety as set forth below.

"Continuing Directors" means, as of any date of determination, any member of the Board of Directors of AirGate who:

(a) was a member of such Board of Directors on the date of this Indenture; or

(b) was nominated for election or elected to such Board of Directors either (i) with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election, or (ii) as a result of the Merger.

(c) New Definitions

The following definitions are added to Section 1.1 of the Indenture:

"Alamosa" means Alamosa Holdings, Inc., a Delaware corporation.

"Alamosa Merger Sub" means A-Co Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Alamosa.

"Permitted Holder" means Alamosa or any Affiliate thereof.

"Merger" means the merger of the Company with Alamosa Merger Sub (or any other wholly-owned subsidiary of Alamosa) pursuant to the Merger Agreement.

"Merger Agreement" means the Agreement and Plan of Merger, dated as of December 7, 2004, by and among the Company, Alamosa and Alamosa Merger Sub, as such agreement may be amended from time to time.

ARTICLE III
MISCELLANEOUS

SECTION 3.01    Effectiveness. Although this Supplemental Indenture will become effective on the time and date on which this Supplemental Indenture is executed, the Amendments, as set forth in Article II hereof, will become operative only immediately prior to the consummation of the Merger. If the Merger is not consummated on or prior to June 30, 2005, this Supplemental Indenture will be of no force or effect. Subject to the preceding sentence, upon the execution and delivery of this Supplemental Indenture by the Issuer, Guarantors and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter under the Indenture shall be bound hereby.

SECTION 3.02    Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

SECTION 3.03    Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

SECTION 3.04    Confirmation and Preservation of Indenture. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

SECTION 3.05    Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), that is required under the Trust Indenture Act to be part of and govern any provision of this Supplemental Indenture, the provision of the Trust Indenture Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

SECTION 3.06    Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.07    Headings. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 3.08    Benefits of Supplemental Indenture, etc. Nothing in this Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

SECTION 3.09    Successors. All agreements of the Issuer and Guarantors in this Supplemental Indenture shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

SECTION 3.10    Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Issuer and Guarantors, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be liable or responsible for the validity or sufficiency of this Supplemental Indenture.

SECTION 3.11    Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

SECTION 3.12    Governing Law. The internal law of the State of New York shall govern and be used to construe this Supplemental Indenture.

SECTION 3.13    Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date and year first above written.

AIRGATE PCS, INC.
By: /s/ William J. Loughman Name: William J. Loughman Title: Vice President and Chief Financial Officer

Attest: /s/ Thomas M. Dougherty
Name:  Thomas M. Dougherty
Title:   President and CEO

AGW LEASING COMPANY, INC.
By: /s/ William J. Loughman Name: William J. Loughman Title: Vice President and Chief Financial Officer

Attest: /s/ Thomas M. Dougherty
Name:  Thomas M. Dougherty
Title:   President and CEO

AIRGATE NETWORK SERVICES, LLC
By: /s/ William J. Loughman Name: William J. Loughman Title: Vice President and Chief Financial Officer

Attest: /s/ Thomas M. Dougherty
Name:  Thomas M. Dougherty
Title:   President and CEO

AIRGATE SERVICE COMPANY, INC.
By: /s/ William J. Loughman Name: William J. Loughman Title: Vice President and Chief Financial Officer

Attest: /s/ Thomas M. Dougherty
Name:  Thomas M. Dougherty
Title:   President and CEO

THE BANK OF NEW YORK
By: /s/ Lee Ann Willis Name: Lee Ann Willis Title: Assistant Treasurer